SERVICE AGREEMENT

This Agreement made on the 29th day of July, 1996 by and between Pilgrim America Masters Series, Inc., a Maryland Corporation having its principal place of business at Two Renaissance Square, 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004 (the "Fund"), and Pilgrim America Group Inc., a Delaware corporation having its principal place of business at Two Renaissance Square, 40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004 ("PAGI"):

                                   WITNESSETH:

         WHEREAS, the Fund is party to a transfer agent agreement with IFTC wherein IFTC provides all transaction processing and record keeping for the Fund's shareholders and would provide shareholder services for the Fund if the Fund so desired, and

         WHEREAS, the Fund has determined that PAGI is capable of providing superior shareholder services to the Fund in conjunction with IFTC as the Transfer Agent, and

         WHEREAS, the Fund desires to appoint PAGI as Shareholder Service Agent and PAGI desires to accept such appointment:

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Scope of Appointment

Fund hereby appoints PAGI as Shareholder Service Agent and as such PAGI hereby accepts such appointment and agrees that it will provide the Fund with services which include but are not limited to the following:

A. Reviewing correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper record keeping, and responding promptly to correspondence from shareholders and dealers.

B. Receiving telephone calls pertaining to any former, existing or new shareholder account, verbally responding to such calls and when required responding in writing and maintaining prior record keeping regarding such calls from shareholders and dealers and responses thereto.

C.   PAGI further agrees that the scope of this appointment does not include any
     services  required  to  be  provided  by  a  registered   broker-dealer  or
     registered transfer agent.

Certain Representations and Warranties of PAGI and the Fund

PAGI represents and warrants to the Fund that:

A. It is a corporation duly organized and existing and in good standing under the laws of Delaware.

B.   It is duly qualified to carry on its business in the State of Arizona.

C. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this agreement.

D. PAGI is empowered under applicable laws and by its charter and bylaws to enter into this Agreement.

The Fund represents and warrants to PAGI that:

A. It is a corporation duly organized and existing and in good standing under the laws of Maryland.

B. It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.

C. The Fund is empowered under applicable laws and by its charter and bylaws to enter into this Agreement.

Compensations and Expenses

In consideration for its services here under as Shareholder Service Agent, the Fund will pay to PAGI reasonable compensations for all services rendered as Agent, and all its reasonable out-of-pocket expenses incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by the Fund and PAGI, a copy of which is attached hereto.

The Fund agrees to promptly reimburse PAGI for all reasonable out-of-pocket expenses or disbursements incurred by PAGI in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, envelopes, forms, telephone communication expenses and stationary supplies. PAGI agrees to furnish to the Fund's Board of Directors, upon request, reasonable documentation of any expenses for which reimbursement is sought.

Indemnifications

PAGI shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. PAGI shall not be responsible for, and the Fund shall indemnify and hold PAGI harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against PAGI or for which PAGI may be held liable, arising out of or attributable to all actions of PAGI required to be taken by PAGI pursuant to this Agreement provided that PAGI has acted in good faith and with due diligence and reasonable care. The Fund shall not be responsible for, and PAGI shall indemnify and hold harmless the Fund from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability which any be asserted against the Fund or for which the Fund may be held liable, arising out of or attributable to all actions of PAGI required to be taken by PAGI pursuant to this Agreement in which PAGI has not acted in good faith and with due diligence and reasonable care.

Termination of Agreement

This Agreement shall be in effect for an initial period of ______ years and thereafter may be terminated by either party upon receipt of 60 days' written notice.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.


                                     PILGRIM AMERICA GROUP, INC.



                                     By:  ___________________________________

                                     Title:__________________________________



                                      PILGRIM AMERICA MASTERS SERIES, INC.
                                      (On behalf of Pilgrim America Series
                                      Asia-Pacific Equity Fund, Pilgrim America
                                      Masters LargeCap Value Fund and Pilgrim
                                      America Masters MidCap Value Fund)

                                      By:____________________________________

                                      Title:_________________________________